UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

X	Definitive Information Statement

WELLNESS CENTER USA, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

X	No fee required

☐	Fee computed on table below per Exchange Act Rules 1 4c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: common stock, par value $.00I per share

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: none.

	(2)	Form, Schedule or Registration Statement No.: 14C

	(3)	Filing Party: Wellness Center USA, Inc.

	(4)	Date Filed:

WELLNESS CENTER USA, INC.
145 E. University Boulevard, Tucson, AZ 85705
(847) 925-1885

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS

Dear Stockholder:

On September 3, 2019, our Board of Directors unanimously approved, subject to stockholder approval: (1) execution and delivery of a proposed Share Exchange Agreement relating to the share exchange and transfer of certain assets of the Company's wholly-owned subsidiary, StealthCo Inc. (“SCI”) d/b/a Stealth Mark, Inc., to DTI Holdings, Inc., pursuant to the terms and conditions of a Memorandum of Agreement in substantially the form of the copy presented to the Board (“Agreement”); and (2) the amendment of our Articles of Incorporation to increase our total authorized capital stock from 185,000,000 common shares to 200,000,000 common shares (“Amendment”). As of September 18, 2019, holders of a majority of the outstanding shares of voting capital stock have executed written stockholder consents approving these actions.

Pursuant to the provisions of the General Corporation Law of Nevada and our Articles of Incorporation, the holders of at least a majority of the outstanding shares of common stock are permitted to approve these actions by written consent in lieu of a meeting, provided that prompt notice of such action is given to the other stockholders of our Company. This written consent assures that the actions will occur without your vote.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an Information Statement must be sent to our holders of common stock who do not sign the written consent at least twenty (20) days prior to the effective date of the action.

This notice, which is being sent to all holders of common stock of record on September 12, 2019, is intended to serve as notice under Nevada law and as the Information Statement required by the Exchange Act.

The accompanying Information Statement is for informational purposes only and is intended to identify the terms of the Agreement, the proposed Share Exchange Agreement, and the Amendment of our Articles of Incorporation. Please read the accompanying Information Statement carefully.

The Information Statement is being mailed to stockholders on or about September 20, 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Very truly yours,

/s/ Calvin R. O’Harrow

CEO

WELLNESS CENTER USA, INC.
145 E. University Boulevard, Tucson, AZ 85705
(847) 925-1885

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

On September 3. 2019, our Board of Directors unanimously approved, subject to stockholder approval: (1) execution and delivery of a proposed Share Exchange Agreement relating to the share exchange and transfer of certain assets of the Company’s wholly-owned subsidiary, StealthCo Inc. (“SCI”) d/b/a Stealth Mark, Inc., to DTI Holdings, Inc., pursuant to the terms and conditions of a Memorandum of Agreement in substantially the form of the copy presented to the Board (“Agreement”); and (2) the amendment of our Articles of Incorporation to increase our total authorized capital stock from 185,000,000 common shares to 200,000,000 common shares (“Amendment”). As of September 18, 2019, holders of a majority of the outstanding shares of voting capital stock have executed written stockholder consents approving these actions.

Pursuant to the provisions of the General Corporation Law of Nevada and our Articles of Incorporation, the holders of at least a majority of the outstanding shares of common stock are permitted to approve these actions by written consent in lieu of a meeting, provided that prompt notice of such action is given to the other stockholders of our Company. This written consent assures that the actions will occur without your vote.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an Information Statement must be sent to our holders of common stock who do not sign the written consent at least twenty (20) days prior to the effective date of the actions.

This notice, which is being sent to all holders of common stock of record on September 12, 2019, is intended to serve as notice under Nevada law and as the Information Statement required by the Exchange Act. The Information Statement is being mailed to stockholders on or about September 20, 2019.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to the above actions. In addition, pursuant to the laws of the State of Nevada, the actions taken by majority written consent in lieu of a special stockholder meeting do not create appraisal or dissenters’ rights.

Our Board of Directors determined to pursue stockholder actions by majority written consent of our outstanding shares of stock entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above actions to our stockholders in a timely manner. Additionally, our Board believed that implementing the above actions in a timely manner would be in the best interests of our Company and our stockholders so that we can pursue a new proposed strategic direction, assuming the transaction is consummated, as soon as possible.

The above actions will become effective twenty (20) days following the filing of the Definitive Information Statement, or as soon thereafter as is practicable.

Action by Written Consent, Record Date, Outstanding Shares and Required Vote

Pursuant to the provisions of the General Corporation Law of Nevada and our Articles of Incorporation, the holders of at least a majority of the outstanding common stock in the Company are permitted to approve the exchange of all of the issued shares of SCI, and the amendment of the Company’s Articles of Incorporation to increase the number of authorized common shares, by written consent in lieu of a meeting, provided that prompt notice of such action is given to the other stockholders of our Company.

Our Board of Directors fixed the close of business on September 12, 2019 as the record date for the determination of holders of common stock entitled to receive notice of said exchange of SCI shares and amendment of our Articles of Incorporation by written stockholder consent. As of the record date, the Company had 107,385,887 shares of common stock outstanding. Each outstanding share of Company common stock is entitled to one vote per share. The affirmative vote of a majority of the outstanding shares of Company common stock was required to approve said exchange of SCI shares and the amendment of our Articles of Incorporation increasing the total of Company authorized capital stock and the number of authorized Company common shares.

Summary of the Terms of the Exchange Agreement

On September 3, 2019, our Board of Directors unanimously approved, subject to stockholder approval, the execution and delivery of a proposed Share Exchange Agreement relating to the share exchange and transfer of certain assets of the Company’s wholly-owned subsidiary, StealthCo Inc. (“SCI”) d/b/a Stealth Mark, Inc., to DTI Holdings, Inc., pursuant to the terms and conditions of a Memorandum of Agreement in substantially the form of the copy presented to the Board (“Agreement”).

The Agreement provides, among other things, as follows:

•	DTI will pay the Company $500,000 upon execution of a definitive share exchange agreement (“Share Exchange Agreement”) which the parties will endeavor to negotiate and execute as quickly as possible, and not later than October 15, 2019.
•	DTI will pay the Company an additional $500,000 within seven days following the completion date of the transfer of all assets and/or full ownership of SCI to DTI, with such date to occur within 120 days following execution of the Share Exchange Agreement.
•	DTI will issue to the Company 3,112,000 shares of DTI common stock and will guaranty that the value of the 3,112,000 shares of DTI common stock will have a value of at least $4.50 per share ($14,004,000, in the aggregate), as of December 31, 2021.
•	To the extent that the value of the DTI common shares, as of December 31, 2021, is less than $4.50 per share ($14,004,000, in the aggregate), DTI will issue additional shares of DTI common stock, at the then current fair market value, in an amount sufficient to cause the resulting aggregate value of all shares of DTI common stock issued to the Company to be $14,004,000, in the aggregate.
•	DTI will assign the assets transferred by SCI, including trademarks, intellectual properties, and patents, to its subsidiary, Femtobitz, Inc., a Delaware corporation, and will pay to the Company 1% of annual gross revenue arising from or relating to operation of Femtobitz, Inc.
•	Upon closing of the share exchange, the Company’s CEO will be appointed an advisory board member of DTI and a board member of Femtobitz, Inc.

The 3,112,000 shares of DTI common stock to be issued to us in exchange for all of our shares of SCI common stock will represent a minority of the issued and outstanding shares of DTI common stock as of the date of issuance. The DTI shares will be issued in reliance upon the exemption from registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and Regulation D thereunder. As such, such shares may not be offered or sold by us unless they are registered under the Securities Act or qualify for an exemption from the registration requirements under the Securities Act.

The Agreement is included as Exhibit A to this Information Statement and is the legal document that governs the terms of the share exchange described therein and the other actions contemplated thereby. The discussion of the Agreement, and the proposed Share Exchange Agreement, as set forth herein is qualified in its entirety by reference thereto.

Amendment to Our Articles of Incorporation to Increase Authorized Common Stock

We are currently authorized to issue 185,000,000 shares of common stock, par value $0.001 per share. Subject to the approval of the stockholders, on September 3, 2019, our Board of Directors approved an amendment to our Articles of Incorporation to increase our total authorized capital stock from 185,000,000 common shares to 200,000,000 common shares in connection with an increase in the number of authorized shares of common stock from 185,000,000 shares to 200,000,000 shares.

As of September 18, 2019, the proposal was approved by written consent of the holders of a majority of our common stock. The proposal will be effectuated by amending the first sentence of Article III “Capital Stock” Section A. “Common Stock” of our Articles of Incorporation to read as follows: “Section 3 is amended to increase the number of voting common stock (“Common Stock“) authorized to be issued by the Corporation to

200,000,000 shares $.001 par value Common Stock.” The increase in our authorized capital stock and the number of authorized shares of our common stock will be effective upon filing the Amendment to our Articles of Incorporation, in the form attached hereto as Exhibit B, with the Secretary of State of the State of Nevada. The discussion of the Amendment to our Articles of Incorporation set forth herein is qualified in its entirety by reference to the Amendment.

Summary Information in Question and Answer Format

The following information in question and answer format, summarizes many of the material terms of the Company’s actions described here.

What Vote Is Required to Approve the Actions Described Herein?

Approval of the exchange of all of the issued shares of SCI, and the Amendment of the Company’s Articles of Incorporation to increase the number of authorized common shares, requires the affirmative vote of the holders of not less than a majority of the Company’s outstanding common stock.

What Constitutes a Majority of the Company’s Outstanding Common Stock?

On September 18, 2019, the Company had 107,385,887 shares of common stock issued and outstanding, of which 53,692,944 constitutes a majority.

Who Voted in Favor of the Amendment?

Stockholders owning an aggregate of 55,733,856 shares of our common stock voted to approve the exchange of all of the issued shares of SCI, and the Amendment of the Company’s Articles of Incorporation to increase the number of authorized common shares, by written consent. Those shares combined represent 52% of the voting power of our outstanding common stock.

Will the Stockholders that Voted in favor of the Actions Described Herein have any Special Interest in the Action Taken?

Certain of the Company’s directors and executive officers have interests in the share exchange that may be different from, or in addition to, the interests of the Company’s stockholders generally. Specifically, Calvin R. O’Harrow, Roy M. Harsch and William E. Kingsford have extended loans to the Company in the initial principal amounts of approximately $225,000, $67,000, and $50,000, respectively. Each expects that a portion of the amounts to be paid to the Company in connection with the proposed share exchange will be applied to pay such loans in full, subject to approval by the other members of the Board. The Board was aware of and considered these interests in reaching the determination that the proposed share exchange, and the other transactions described in the Agreement and proposed Share Exchange Agreement, are fair to, and in the best interests of, the Company and its stockholders, and in approving and declaring advisable the execution and delivery of the Agreement and proposed Share Exchange Agreement, and the transactions described therein. Except to the extent noted, the Board believes that no other stockholders that voted in favor of the actions described herein will have any interest in the actions taken that differs from the interest of all stockholders of the Company.

Why isn’t the Company Holding a Stockholders Meeting to Vote on the Share Exchange Agreement and the Amendment?

Nevada law requires that a majority of shares of common stock vote to approve the proposed Share Exchange Agreement and the Amendment of our Articles of incorporation, and permits approval by written consent in lieu of a meeting. The stockholders voting in favor of the Share Exchange Agreement and Amendment represent 52% of the voting power of our common stock, or a majority of the voting power of our common stock. Approving actions by the written consent of stockholders is faster and less expensive than distributing a notice of meeting and proxy statement, and conducting a stockholders meeting; consequently, management and the Board of Directors decided to obtain approval by written consent in lieu of a meeting.

Why are these Actions being Undertaken?

The Agreement and the proposed Share Exchange Agreement, and the transactions described therein, are being undertaken in an effort to enable the Company’s stockholders to benefit from the premiere authentication technology and data intelligence services SCI has developed to date. We believe such technology is applicable to a wide range of industries affected by counterfeiting, diversion and theft including, but not limited to, pharmaceuticals, defense/aerospace, automotive, electronics, technology, consumer and personal care goods, designer products, beverage/spirits, and many others. We also believe that SCI’s ActiveDuty™ data intelligence services offer unique, unprecedented, actionable technology for industries, companies, and agencies on a global scale. The Board believes that the Agreement and proposed Share Exchange Agreement, and the transactions described therein, are advisable to and in the best interests of the Company and its stockholders. The Board considered many factors in reaching its conclusion including, without limitation, the value that stockholders might realize as a result of the execution of the Agreement and proposed Share Exchange Agreement and conclusion of the transactions described therein, compared to the value likely to be realized by stockholders if we did not enter into the Agreement, the proposed Share Exchange Agreement and related transactions. We currently do not possess or have access to capital, personnel or other resources necessary to further develop SCI technology and services, or to market them successfully. We do not expect to have or to obtain access to such capital, personnel or resources in the foreseeable future.

We believe that DTI may possess or have access to such capital, personnel and resources to enable further development of SCI technology and services, and to successfully market them. We hope that we may share and realize upon the benefits of such development and marketing through ownership of DTI common shares. We also hope that funds received through the share exchange transaction including, but not limited to, the payments to be made to the Company upon execution of the Share Exchange Agreement and upon closing of the share exchange, as well as funds, if any, that may be received as a result of Company ownership of DTI common shares, may be applied, at least in part, to provide capital, personnel and other resources to continue Company operations, including the further development and marketing of its targeted “Psoria-Light” ultraviolet phototherapy device through its wholly-owned subsidiary, Psoria-Shield Inc.

The Amendment, and the increase in authorized shares described therein, are being undertaken to make additional shares available for issuance from time to time for corporate purposes such as raising additional capital, making strategic acquisitions, and employee recruitment and retention.

Do Stockholders Have Dissenters’ or Appraisal Rights regarding the Actions Described Herein?

Stockholders do not have dissenters’ or appraisal rights under Nevada law regarding the actions described herein.

What are the Income Tax Consequences regarding the Actions Described Herein?

There will be no federal or state income tax consequences to our stockholders as a result of the actions described herein.

Voting Securities of Principal Holders

The following table presents certain information regarding the beneficial ownership of all shares of common stock at the date of this Report, for each executive officer and director of our Company and for each person known to us who owns beneficially more than five percent (5%) of the issued and outstanding shares of our common stock, as of the date of this Information Statement.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage (%) of Share Ownership
Calvin R. O’Harrow, CEO, COO and Director	9,283,036	8.7%
Douglas W. Samuelson, CFO	250,000	0.2%
Paul D. Jones, President, Director	1,263,305	1.1%
Thomas E. Scott, Secretary, Director	849,710	0.8%
William E. Kingsford, Director	1,933,778	1.8%
Roy M. Harsch, Director, Chairman	1,553,254	1.5%
Officers and Directors as a group	15,133,083	14.1%
Total issued and outstanding	107,385,887	100.00%
(1)	Except as otherwise noted below, the address of each of the persons shown in the above table is c/o Wellness Center USA, Inc., 145 E. University Boulevard, Tucson, AZ 85705. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.

Description of the Company’s Common Stock

Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, pre-emptive or subscription rights.

Description of DTI’s Common Stock

The shares of DTI common stock to be issued by DTI to the Company pursuant to the Share Exchange Agreement have full voting rights, one vote for each share held of record. Holders of DTI common shares are entitled to receive dividends as may be declared by the DTI’s Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Holders of DTI common shares have no conversion, pre-emptive or subscription rights.

Approval of the Board of Directors and Stockholders

The Board of Directors of the Company, after careful consideration, has approved the actions described herein and has recommended that the Company’s stockholders vote in favor of its adoption. As of September18, 2019, stockholders holding a majority of the Company’s outstanding common stock executed written consents approving the actions described herein and in lieu of a stockholders’ meeting.

No Dissenters’ or Appraisal Rights

Stockholders do not have dissenters’ or appraisal rights under Nevada law regarding approval of the actions described herein.

Federal Income Tax Consequences

There will be no federal or state income tax consequences to our stockholders as a result of the actions described herein.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-(202) 942-8088. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our public filings are also available to the public from commercial document retrieval services.

Respectfully submitted,

WELLNESS CENTER USA, INC.

Date: September 18, 2019	By:	/s/ Calvin R. O’Harrow
CEO

EXHIBIT A

August 16, 2019

Calvin R. O’Harrow
StealthCo, Inc.
2500 West Higgins Rd.
#780
Hoffman Estates, Il. 60169

Dear Cal:

This MOA letter expresses the mutual intent with respect to the proposed acquisition by DTI Holdings Inc. (“Buyer”) of StealthCo, Inc. (the “Company”). Upon the proposed acquisition, Buyer will own all outstanding shares in the Company, subject to any and all findings made during the due diligence process. For convenience we will refer to you, along with any other owners of the Company hereinafter collectively as “Seller.”

1.	Definitive Agreement. Seller and Buyer will endeavor to promptly negotiate and execute, on or before October 15, 2019, a mutually acceptable definitive purchase agreement for all shares in the Company (the “Agreement”) to accomplish the transaction contemplated by this letter (the “Acquisition”) and address other related matters as necessary.
2.	Terms. Subject to the negotiation of the Agreement and the results of Buyer’s due diligence, the buyer and seller agree on the following terms:
a.	$500,000 down payment upon final agreement. Both parties will endeavor to reach the final agreement as quickly as possible but no later than October 15, 2019.
b.	$500,000 payment within 7 days from the completion date of the transfer of all assets and/or full ownership of Stealthmark (transfer to DTI Holdings Inc.) within 120 days. DTI will assign Stealthmark’s assets including trademarks, IP and Patents to its subsidiary, Femtobitz Inc., a Delaware Corporation.
c.	Seller will receive 3,112,000 shares of DTI Holdings Inc. (“DTI”). DTI guarantees a value of $4.50 per share on 12/31/2021 or add additional shares to satisfy the value.
d.	Seller will receive 1% of annual gross revenue for the Femtobitz Inc.
e.	Calvin O’Harrow will be an advisory board member of the DTI Holdings and a board member of the Femtobitz Inc.
3.	Conditions. The acquisition shall be subject to: (a) standard mutual due diligence to include, among other things, review of the Company’s books, records, business, assets and applicable agreements (including any contracts and special employment arrangements); (b) negotiation and execution of the Agreement with mutually agreeable terms, representations, conditions, covenants and indemnities; (c) receipt of all necessary consents including, but not limited to, the consent of Buyer’s and Seller’s Board of Directors; and (d) appropriate filings, if required, under any applicable federal or state law and the expiration or termination of any applicable period there under. The Acquisition will also be conditioned upon the fact that no distribution of cash by the Company, their stockholders or other equity owners will have occurred from August 31, 2019, to and including the closing date, other than in the normal course of business.
4.	Exclusivity Period. Seller agrees that for a period of 90 days after the execution date of this letter or such longer period as Sellers and Buyer may agree in writing (the “Exclusivity Period”). Seller will not, directly or indirectly, initiate, encourage or participate in any discussions regarding the acquisition of the ownership of the Company or any material part of the Company’s assets other than with Buyer.
5.	Non-disclosure. Unless both parties consent, neither Buyer nor any Seller shall disclose to anyone other than their respective employees and advisors on a need to know basis (and then only pursuant to a confidentiality agreement), the terms or conditions of the Agreement or the Acquisition, or the existence of negotiations between the parties.

Please sign both copies of this letter where indicated below to evidence your intent to proceed with this transaction in the manner set forth above and return one fully executed original to us.

[Signature page follows.]

Sincerely,

DTI HOLDINGS INC.

/s/ Faiz M. Chowdhury
By: Faiz M. Chowdhury

Its: President & CEO

Agreed to and accepted this _____ day of August 2019.

STEALTHCO, INC.

/s/ Calvin R. O’Harrow 9-4-19
By: Calvin R. O’Harrow

Its: CEO and COO

EXHIBIT B

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

WELLNESS CENTER USA, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Section 3 is amended to increase the total number of voting common stock (“Common Stock”) authorized to be issued by the Corporation to 200,000,000 shares of $0.001 par value Common Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: __________

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15